EXHIBIT 10.2

MINE SAFETY APPLIANCES COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective January 1, 2008

MINE SAFETY APPLIANCES COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

PREAMBLE

Mine Safety Appliances Company (the “Company”) hereby establishes this Supplemental Executive Retirement Plan (the “Plan”) effective January 1, 2008 as provided below.

WHEREAS, the Company had previously established an executive benefit plan known as the “Executive Insurance Program” (the “EIP”) which provided both pre-retirement life insurance and post-retirement income benefits to eligible members of the Company’s senior management; and

WHEREAS, when Congress enacted the American Jobs Creation Act of 2004, that Act contained a new section of the Internal Revenue Code, Section 409A, which imposed a new set of rules on plans or programs which provided deferred compensation to employees.

WHEREAS, the payment of post-retirement income benefits is treated as deferred compensation under Code Section 409A, and subjected the EIP to the new rules; and

WHEREAS, the Company accordingly decided to terminate the EIP and to replace it with the Plan; and

WHEREAS, the Plan is an unfunded plan of deferred compensation subject to Internal Revenue Code Section 409A, is subject to FICA taxes in accordance with the non-account balance provisions of Internal Revenue Code Section 3121, and is an unfunded, nonqualified plan of deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

NOW THEREFORE, the Plan is hereby established as follows:

ARTICLE I

DEFINITIONS

Whenever the following initially capitalized words and phrases are used in the Plan, they shall have the meanings specified below unless the context clearly indicates a different meaning:

1.1 “Administrator” means the Employee Benefit Administrative Committee.

1.2 “Affiliate” means an “Affiliate” within the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

1.3 “Beneficiary” means the natural or legal person or persons, entity or entities who were last designated by the Participant pursuant to any beneficiary designation made in accordance with the provisions of Section 2.6(d).

1.4 “Beneficial Owner” means a “Beneficial Owner” as set forth in Rule 13d-3 under the Exchange Act.

1.5 “Board” means the Board of Directors of Mine Safety Appliances Company.

1.6 A “Change in Control” of the Company shall be deemed to have occurred if the event set forth in any one of the following paragraphs of this Section 1.6 shall have occurred, to the extent that such event would also constitute a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company within the meaning of Code Section 409A(a)(2)(A)(v) and the regulations promulgated thereunder:

(i) Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (iii) below; or

(ii) The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date of execution hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date of execution hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least fifty-one percent (51%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

(iv) The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty-one percent (51%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the voting securities of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

1.7 “Code” means the Internal Revenue Code of 1986, as amended.

1.8 “Compensation Committee” means the Compensation Committee of the Board of Directors of Mine Safety Appliances Company.

1.9 “Company” means Mine Safety Appliances Company, including any subsidiaries or affiliates, or any successor thereto.

1.10 “Eligible Employee” means any member of senior management, including the Chief Executive Officer, Chief Operating Officer, a President, Vice President or Executive Vice President, all as formally designated by the Chief Executive Officer from time to time.

1.11 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

1.12 “Participant” means an Eligible Employee who had been a participant in the Executive Insurance Plan prior to January 1, 2008. A list of those Participants is attached as Appendix A. An Eligible Employee not a participant in the Executive Insurance Plan shall become a Participant in this Plan on the date he is designated as a participant by the Chief Executive Officer.

1.13 “Person” means a “Person” within the meaning of Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) any individual or entity (including the trustees (in such capacity) of any such entity which is a trust) which is, directly or indirectly, the Beneficial Owner of securities of the Company representing five percent (5%) or more of the combined voting power of the Company’s then outstanding securities immediately before the date of execution hereof or any Affiliate of any such individual or entity, including, for purposes of this Section 1.13, any of the following: (A) any trust (including the trustees thereof in such capacity) established by or for the benefit of any such individual; (B) any charitable foundation (whether a trust or a corporation, including the trustees or directors thereof in such capacity) established by any such individual; (C) any spouse of any such individual; (D) the ancestors (and spouses) and lineal descendants (and spouses) of such individual and such spouse; (E) the brothers and sisters (whether by the whole or half blood or by adoption) of either such individual or such spouse; or (F) the lineal descendants (and their spouses) of such brothers and sisters.

1.14 “Plan” means the Mine Safety Appliances Company Supplemental Executive Retirement Plan, effective January 1, 2008, as set forth herein and as may be amended from time to time hereafter.

1.15 “Retirement” means a Separation from Service after meeting the requirements for Vested Participant status.

1.16 “Separation from Service” means a termination of employment from the Company and all controlled group members, within the meaning of Code Section 409A and as the same may be reasonably determined by the Administrator.

1.17 “SERP Benefit” means the benefit described in Article II.

1.18 “Vested Participant” means a Participant whose attained age is at least (fifty-five) 55, and whose combined age and service with the Company (in whole years and months) equals or exceeds seventy (70), and as a result, has become entitled to receive the SERP Benefit described in Article II.

ARTICLE II

SERP BENEFIT

2.1 Eligibility for a SERP Benefit. A Vested Participant shall become eligible to receive a SERP Benefit as of the date of his Retirement.

2.2 Amount of the SERP Benefit. The aggregate amount of the SERP Benefit a Vested Participant shall be entitled to receive shall be based upon the Vested Participant’s title at the time of the Vested Participant’s Retirement according to the attached Appendix A or Appendix B whichever is applicable. However, the Compensation Committee of the Board shall have the authority to increase the amount of a Participant’s SERP Benefit at their sole discretion.

2.3 Form of Payment. The actual payment of the SERP Benefit shall be in the form of a series of approximately equal periodic payments over a period of fifteen (15) years. Each such payment to be equal to the quotient of the aggregate SERP Benefit divided by the number of payments to be made. No interest shall accrue on any unpaid benefit amounts.

2.4 Commencement of the SERP Benefit. Following a Vested Participant’s Retirement, the Vested Participant shall commence to receive the SERP Benefit on the first day of the seventh (7th) month following the month in which the Vested Participant’s Retirement occurs. The first payment shall be equal to the sum of seven (7) monthly payments (the six payments delayed plus the payment due at the beginning of the seventh (7th) month) and shall include interest on the delayed payments calculated at the prime rate specified in the Northeast Edition of the Wall Street Journal on the first day of the delay period. All payments shall be payable as soon as administratively feasible on or after the first day of each successive month, but in no event later than the second pay processed thereafter pursuant to the Company’s routine payroll practices as in effect from time to time.

2.5 Effect of a “Change in Control”. Notwithstanding any other provision of this Plan, if a Vested Participant incurs a Separation from Service on or within the two (2)-year period immediately following a Change in Control, the Company shall pay to the Vested

Participant a lump sum amount equal to the aggregate SERP amount described in Section 2.2. Such payment shall be made as soon as administratively feasible on or after the first day of the seventh (7th) month following the month of the Vested Participant’s Separation from Service, but in no event later than the second pay processed thereafter pursuant to the Company’s routine payroll practices as in effect from time to time.

2.6 Death Benefits.

(a) Before Retirement. If a Vested Participant has a Separation from Service due to death prior to Retirement, a death benefit equal to the aggregate SERP amount shall be paid to the Participant’s surviving spouse, if living, in a series of approximately equal periodic payments over a period of fifteen (15) years. If the Participant is not vested, or if the Participant is not married, no death benefits will be paid.

(b) After Retirement. If a Participant dies after Retirement, the Participant’s Beneficiary shall receive the remaining payments of the SERP Benefit that would have been payable to the Participant if he had survived, except that the 6-month delay set forth in Section 2.4 shall not apply and the form of payment shall be a continuation of the monthly payments described in of Section 2.3. If there is no designated Beneficiary, or if the named Beneficiary predeceased the Participant, the remaining unpaid balance of the SERP Benefit shall be paid to the Participant’s estate. If the Beneficiary dies before all remaining SERP Benefits have been paid, the remaining unpaid balance of the SERP Benefit shall be paid to the Beneficiary’s estate.

(c) After a Change in Control. If a Participant becomes entitled to a SERP Benefit described in Section 2.5, but dies before the initial payment date, the Company shall pay to the Vested Participant’s surviving spouse, if living, a lump sum amount equal to the aggregate SERP amount described in Section 2.2. Such payment shall be made within thirty (30) days of the date of the Participant’s death. If there is no surviving spouse and no other Beneficiary has been named, the lump sum shall be paid to the Participant’s estate.

(d) Beneficiary Designation. Each Participant shall have the right to designate and from time to time change the designation of a Beneficiary to receive any benefits which may be payable hereunder in the event of the death of the Participant.

2.7 Effect of Reemployment. In the event that a Participant has retired, has commenced the receipt of SERP Benefits under this Article II and is subsequently reemployed by the Company, the payment of the SERP Benefits shall cease during the Participant’s period of reemployment. Upon the occurrence of a subsequent Retirement, the SERP Benefits shall resume at the same level with the remaining balance paid over the remainder of the fifteen (15) year payment period. However, if the Participant is in a higher position at the time of the subsequent Retirement, the amount of SERP Benefit the Participant is entitled to on the subsequent Retirement shall be calculated using the higher benefit amount listed in the Table of Benefit Amounts, reduced for the dollar amount of the SERP Benefits received prior to the Participant’s reemployment. The net balance shall be paid over the remainder of the fifteen (15) year payment period.

ARTICLE III

FUNDING AND PARTICIPANT’S INTEREST

3.1 Unfunded SERP. The Plan shall be unfunded and no trust is created by the existence of the Plan. There will be no funding of any SERP Benefit; provided, however, that nothing herein shall prevent the Company from establishing one or more grantor trusts or other dedicated funding sources from which SERP Benefits may be paid. Notwithstanding the establishment of one or more grantor trusts or other dedicated funding sources from which SERP Benefits may be paid, the right of a Participant to receive SERP Benefits shall constitute an unsecured contractual obligation by the Company to make benefit payments in the future, and all such benefits shall be deemed to be paid from the general assets of the Company.

3.2 Participant’s Interest in Plan. A Participant has an interest only in the contractual right to receive SERP Benefits described in Article II. A Participant has no rights or interests in any specific funds, stock or securities of the Company by reason of participation in the Plan and entitlement to a SERP Benefit. Nothing in the Plan shall be interpreted as a guaranty that any funds in a grantor trust or the assets of the Company will be sufficient to pay the SERP Benefit. The right of any Participant or Beneficiary to a SERP Benefit shall be no greater than the right of any unsecured general creditor of the Company.

ARTICLE IV

GENERAL PROVISIONS

4.1 Administration.

(a) Generally. The Plan shall be administered by the Administrator. The Administrator is hereby authorized to delegate any part or all of its duties to such other administrators as it may appoint.

(b) Duties. The Administrator (or its delegate) shall perform the duties required, and shall have the powers necessary, to administer the Plan and carry out the provisions thereof.

(c) Powers. The powers of the Administrator (or its delegate) shall be as follows:

(1) To determine any question arising in connection with the Plan (and its decision or action in respect thereof shall be final, conclusive and binding upon the Company and the Participants and other individual interested herein);

(2) To engage the services of counsel or an attorney (who may be counsel or attorney for the Company) and an actuary, if it deems necessary, and such other agents or assistants as it deems advisable for the proper administration of the Plan; and

(3) To receive from the Company and from Participants such information as shall be necessary for the proper administration of the Plan.

(d) Records and Reports. The Administrator shall keep a record of proceedings and actions and shall maintain or cause to be maintained all such books of account, records, and other data as shall be necessary for the proper administration of the Plan. Such records shall contain all relevant data pertaining to Participants and their rights under this Plan.

The Administrator shall have the duty to carry into effect all rights or benefits provided under the Plan to the extent assets of the Company are properly available.

(e) Interpretation. The Administrator may reasonably take any action, correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any Beneficiary designation under the Plan, in the manner and to the extent it shall deem necessary to carry this Plan into effect or to carry out the Company’s intent and purposes in adopting the Plan. Any decision, interpretation or other action made or taken in good faith by the Administrator arising out of or in connection with the Plan, shall be within its reasonable discretion, and shall be final, binding and conclusive on the Company and all Participants and Beneficiaries and their respective heirs, executors, administrators, successors and assigns, except as otherwise provided in this Article IV. The Administrator’s determinations hereunder need not be uniform or consistent.

4.2 Claim and Appeal Procedure.

(a) Application for Benefits. In the event of a claim by a Participant or other person for or in respect to any benefit under the Plan, such Participant or other person (the “Claimant”) shall present the reason for the claim in writing to the Administrator or to such other person or entity designated and communicated by the Administrator.

(b) Claims and Appeals.

1. In the event a claim for benefits is denied by the Administrator, written notice of the denial will be provided within ninety (90) days after receipt of the claim, or within one hundred and eighty (180) days if special circumstances require an extension of time (in which event the Claimant will be notified in writing of the delay during the initial ninety (90)-day period and the notice will indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the benefit determination). The notice shall set forth:

a. the specific reason(s) for the denial;

b. specific reference to the Plan provisions on which the denial is based;

c. a description of any additional material or information which must be submitted to perfect the claim, and an explanation of why such material of information is necessary;

d. an explanation of the Plan’s review procedure; and

e. the time limits applicable to the Plan’s review procedure and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

2. The Claimant shall have sixty (60) days after the day on which such written notice of denial is received, in which to apply (in person or by his authorized representative) to the Administrator in writing for a full and fair review of the denial of his claim. In connection with such review, the Claimant (or his representative) shall be afforded reasonable opportunity to review pertinent documents, and may submit issues and comments in writing. In addition, the Claimant (or his representative) shall have the right to submit documents, records, and other information relating to the claim for benefits, and shall be provided, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claim for benefits. At the Committee’s sole option, it may arrange for a written or oral hearing or to meet personally with the Claimant and/or representative for the purpose of hearing the claimant’s contentions and such relevant evidence as the Claimant may wish to offer.

3. The Administrator will issue its decision on review within sixty (60) days after receipt of the request for review, or within one hundred and twenty (120) days if special circumstances require an extension of time after receipt of the request for review. (Written notice of any such extension will be furnished to the Claimant before the commencement of such extension, and the notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the determination on review.) The decision will be in writing and set forth specific reasons for the decision and specific references to pertinent Plan provisions on which the decision is based. In addition, the written notice of the decision denying a claim will contain:

a. a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all Plan documents, records, and other information relevant to the claimant’s claim for benefits, and

b. a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

4. The Administrator’s review shall take into account all comments, documents, records, and other information submitted by the Claimant (or his representative), without regard to whether such information was submitted or considered in the initial benefit determination.

5. For purposes of this Section 4.2, Plan information is considered “relevant” to a claimant’s claim if such document, record, or other information

a. was relied upon in making the benefit determination;

b. was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the determination; or

c. demonstrates compliance with the Plan’s review procedures and that, if appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants.

(b) Statute of Limitations. Notwithstanding the foregoing, an action brought under ERISA Section 502(a), if any, must be commenced within one (1) year after the claimant’s receipt of the denial of any appeal pursuant to this Section 4.2(b)(3), without regard to any state or federal statutes establishing provisions relating to limitations of actions.

(c) Failure to Follow Claims Procedure. If a Claimant does not follow the procedures set forth above, he shall be deemed to have waived the right to appeal benefit determinations under the Plan. In addition, all determinations by and decisions of the Administrator under this Section 4.2 shall be binding on and conclusive as to the claimant.

4.3 No Contract of Employment. This Plan shall not be construed to establish a guarantee of future or continued employment by the Company of any Participant.

4.4 Non-Alienation. Benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment, whether voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish the same shall be void; nor shall any such distribution or payment be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to such distribution or payment. If any Participant or Beneficiary is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish any such distribution or payment voluntarily or involuntarily, the Administrator, in its discretion, may hold or cause to be held or applied such distribution or payment or any part thereof to or for the benefit of such Participant or Beneficiary in such manner as the Administrator shall direct. The foregoing provisions of this Section 4.4 shall not apply to the extent provided in a domestic relations court order issued to a spouse or former spouse of a Participant in connection with a divorce if the order is determined by the Administrator to be proper under the Code to transfer tax liability to such spouse or former spouse and not violative of the terms of applicable law including Code Section 409A.

4.5 Payments to Minors or Incompetents. If the Administrator determines that any person entitled to payments under the Plan is a minor or incompetent by reason of physical or mental disability, it may cause all payments thereafter becoming due to such person to be made to any other person for his benefit, without responsibility to follow the application of amounts so paid. Payments made pursuant to this provision shall completely discharge the Company, the Plan, and the Administrator.

4.6 No Effect on Other Compensation and Benefits. Nothing contained herein shall exclude or in any manner modify or otherwise affect any existing or future rights of any Participant to participate in and receive the benefits of any compensation, bonus, pension, life insurance, medical or other employee benefit plan or program to which he or she otherwise might be or become entitled as an officer or employee of the Company.

4.7 Construction: Choice of Laws. The provisions of the Plan shall be construed, administered and governed under the laws of the Commonwealth of Pennsylvania (including its statute of limitations provisions, but excluding its choice of law provisions) to the extent such laws are not preempted by ERISA or any other federal laws which may from time to time be applicable. Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and whenever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. Titles of Articles and Sections hereof are for convenience of reference only and are not to be taken into account in construing the provisions of this Plan.

4.8 Invalidity of Provisions. If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if said illegal and invalid provision had never been inserted herein.

4.9 Status. This Plan is not intended to satisfy the requirements for qualification under Code Section 401(a). It is intended to be a nonqualified plan that is not subject to ERISA except as required by applicable law. The Plan shall be construed and administered so as to effectuate this intent.

4.10 Expenses. The Company shall bear all expenses incurred by the Committee in administering this Plan.

4.11 Indemnification for Liability. The Company shall indemnify the Committee and the employees of the Company to whom the Committee delegates duties under this Plan, against any and all claims, losses, damages, expenses and liabilities arising from their responsibilities in connection with this Plan, unless the same is determined to be due to gross negligence or willful misconduct.

4.12 Successors. To the extent not automatically assumed by operation of law, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume the Company’s obligations hereunder in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

4.13 Withholding Requirements. Payment of benefits under this Plan shall be subject to applicable withholding requirements.

4.14 Amendment and Termination. The Board shall have the right, at any time, to amend or terminate the Plan in whole or in part; provided, however, that no amendment or termination shall be permissible if it would reduce the amount of the SERP Benefit to which the Participant would have been entitled if he terminated employment on the effective date of the amendment or termination. The Company, upon review of the effectiveness of the Plan, may at any time recommend amendments to or termination of the Plan to the Board. The Board reserves the right, in its reasonable discretion, to completely terminate the Plan at any time, provided, however, that termination of the Plan shall not be a distribution event.

4.15 Limitation of Liability. Notwithstanding any provision herein to the contrary, the Company, nor any individual acting as employee or agent of the Company, shall be liable to any Participant, former Participant, Beneficiary, or any other person for any claim, loss, liability or expense incurred in connection with the Plan, unless attributable to fraud or willful misconduct on the part of the Company or any such agent of the Company, or a breach by the Company of any provision of the Plan that results in a reduction of the SERP Benefit.

IN WITNESS WHEREOF, Mine Safety Appliances Company has caused the Mine Safety Appliances Company Supplemental Executive Retirement Plan to be executed by its duly authorized officers this 19th day of December, 2008.

ATTEST:	MINE SAFETY APPLIANCES COMPANY

By
Douglas K. McClaine		Dennis L. Zeitler
Secretary		Vice President, CFO, and Treasurer

Appendix A

Table of Plan Benefits for Participants On January 1, 2008

Name	Title	Amount
John T. Ryan	CEO	$1,000,000
William M. Lambert	President and COO	$750,000
Roberto Canizares	Exec. VP, President MSA Int’l.	$750,000
Joseph A. Bigler	VP, President MSA North America	$600,000
Kerry M. Bove	VP, Global Operational Excellence	$600,000
Ronald N. Herring	VP, Global Product Leadership	$600,000
Douglas K. McClaine	VP, Secretary, General Counsel	$600,000
Steven C. Plut	VP, CIO	$600,000
Paul R. Uhler	VP, Global Human Resources	$600,000
Dennis L. Zeitler	Sr. VP and CFO	$600,000

Appendix B

Table of Plan Benefits for New Participants After January 1, 2008

Title	Amount
CEO	$1,000,000
President	$750,000
Vice President	$600,000